Exhibit 23.1

17506 Colima Road, Ste 101, Rowland Heights, CA 91748 Tel: +1 (626) 581-0818 Fax: +1 (626) 581-0809

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ABVC BioPharma, Inc.

We hereby consent to the inclusion by reference in this Registration Statement on Form S-3 Amendment 1 of ABVC BioPharma, Inc. (the “Company”), to be filed on or about November 10, 2026, of our report dated March 3, 2026, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2025, and 2024 and for the years then ended.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

Rowland Heights, California

November 10, 2026